                                                                   EXHIBIT 10.18

                        EMPLOYMENT AND COMPENSATION AGREEMENT

      This Employment and Compensation Agreement (the "Agreement") is entered into in Contra Costa County, California, as of the 13th day of October, 1998, by and between Finet Holdings Corporation, a Delaware corporation ("Finet") and collectively herein ("Employer") and Mark L. Korell ("Employee"), who agree as follows:

1.    EMPLOYMENT.

      a. Employer hereby offers Employee employment with Employer, and Employee hereby accepts employment, commencing on October 13, 1998 on the terms and conditions contained in this Agreement.

      b. Employee shall serve as the sole Chairman and CEO of Finet Holdings Corporation. In that capacity, Employee shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies, provided that Employee shall at all times be subject to the direction of the Board of Directors. Employee agrees to the best of his ability and experience to perform loyally and conscientiously all of the duties and responsibilities required of him, either expressly or implicitly, by the terms of this Agreement.

      c. Location of Employee's employment shall be in the San Francisco Bay area.

      d.    Addendums A and B are hereby incorporated into this Agreement.

2.    TERM OF EMPLOYMENT.  Specified in Addendum A.

3. COMMITMENT. Except as is otherwise provided herein, during the Term of Employment Employee shall devote one hundred (100%) percent of his entire productive time, ability, and attention to the business of the Employer not withstanding the foregoing employee may serve on Boards of Directors of other entities. Except as is otherwise provided herein, Employee shall not render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require prior written consent. Notwithstanding the foregoing, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

4.    COMPETITIVE ACTIVITIES.

      a. During the Term of Employment, Employee shall not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Employer's products and services or Employer's business, without first obtaining the written approval of Employer. Such approval may be rescinded by Employer if and when, in the opinion of Employer, such activities materially inhibit Employee's performance under this Agreement or place Employer at risk.

      b. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly, either for himself or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Posttermination Period, call on or solicit or attempt to call on or solicit) any of Employer's customers or patrons, not including those on whom he called or whom he solicited or to whom he catered or with whom he became acquainted prior to his engagement by Employer. Nothing herein shall limit Employee's right during the Posttermination Period, to call on or solicit or attempt to call on or solicit any of Employee's customers or patrons on whom he called or whom he solicited or to whom he catered or with whom he became acquainted during the period prior to his engagement by Employer.

      c. During the Term of Employment, Employee shall not undertake planning for or organization of any business activity competitive with Employer's business or combine or join with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

      d. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Employer to terminate his employment or engagement.

5.    COMPENSATION.

      a. As compensation for the services to be rendered by Employee hereunder during the Term of Employment, Employer shall pay Employee a Base Salary and additional compensation based upon the performance of Employee, as is more specifically set forth in Addendum A to this Agreement ("Adjusted Base Salary").

      b. Employee's Adjusted Base Salary, will be payable in accordance with Employer's customary payroll practices.

6. BENEFITS. In addition to the compensation described herein above, during the Term of Employment, Employee shall be eligible to receive the following benefits:

      a. Such health insurance and other benefits that Employer may, from time to time, make available to Employer's employees.

      b. Vacation time, sick leave, and personal time in accordance with Employer's vacation and absence policies, which Employer may, from time to time, maintain for employees at Employee's level of employment.

      c. Reimbursement of reasonable business expenses, upon submission of documentation in accordance with Employer's regular expense reimbursement policies, for reasonable business expenses incurred on behalf of Employer by Employee.

      d. Participation in any savings plan, 401(k) plan, profit sharing plan or pension plan, which Employer may, from time to time, maintain for employees at Employee's level of employment, subject to plan eligibility.

7.    CONFIDENTIAL INFORMATION.

      a. Employee recognizes that, during the course of his employment with Employer, he will be exposed to certain nonpublic, confidential information, the disclosure of which to third parties would cause competitive injury to Employer. Such confidential information includes but is not limited to Employer's investment plans or strategies, trade secrets, sources of supply, customer lists, lists of potential customers, customer or consultant contracts and the details thereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, unannounced products and services, research and development activities, processes, formulas, methods, techniques, technical data, know-how, inventions, designs, financial or accounting data, inventory reports, production schedules, cost and sales data, strategies, forecasts, and all other information that is not publicly available pertaining to the business of Employer or any of
its affiliates.   Such confidential information is hereinafter referred to as
"Confidential Information".

      b. Confidential Information shall not include (i) any information which is or becomes publicly available other than through breach of this Agreement, or (ii) any information which is or becomes known or available to Employee on a non-confidential basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee.

      c. Employee agrees that he will not, while he is employed by Employer, divulge Confidential Information to any person, directly or indirectly, except to Employer or its officers and agents, or as reasonably required in connection with his duties on behalf of the Employer, except as is required by law or court order. Employee further agrees not to use, except on behalf of the Employer, any Confidential Information acquired by Employee during the Term of Employment. Employee agrees that he will not at any time after his employment with Employer has ended, divulge to any person, directly or indirectly, any Confidential Information, except as is required by law or court order. Employee further agrees that, if his relationship with the Employer is terminated for any reason, he shall not take with him but will leave with Employer all records, papers, and computer software and data, and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data, or copies are not on the premises of Employer, Employee agrees to return such papers, records, and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data, or copies thereof are and remain the property of Employer.

8. VOICE MAIL AND ELECTRONIC MAIL. All voice mail and electronic mail on Employer's telephone or computer systems are the property of Employer and shall be non-personal, non-private and non-privileged to Employee, and Employee shall disclose to Employer all codes or passwords necessary for Employer to access such voice mail or electronic mail.

9. COOPERATION. As a condition of his employment with Employer, Employee agrees that he will not disrupt, damage, impair, or interfere with the business of the Employer, such as by interfering with the duties of the Employer's employees, disrupting relationships with Employer's customers, agents, representatives, or vendors, or otherwise.

10.   TERMINATION.

      a. Employee may terminate this Agreement for any reason or for no reason upon providing Employer with sixty (60) days prior written notice of his intention to terminate.

      b. Employer may terminate this Agreement upon written notice to Employee prior to its expiration date for just cause or due to the Employee's death or substantial physical impairment which prevents Employee from performing his duties and responsibilities as set forth herein. For purposes of this Section, "just cause" is defined as a violation of Section(s) 3., 4., 7., or 9. hereof, fraud, misappropriation of funds, embezzlement, theft, physical assault on another person, drunkenness on the job, possession or use of narcotics on Employer's property, willful and material damage to Employer's property, conviction of a felony, repeated or material violations of Employer's policies.

      c. In the event Employee's employment is terminated, whether by Employer for "just cause", as is defined herein, or Employee as provided herein, Employer shall have no further obligation to pay any compensation to or benefits on behalf of Employee, however all compensation accrued as of the date of termination shall be paid to Employee within forty five (45) days of termination.

      d. In the event Employee's employment is terminated by Employer without "just cause", or if a person or entity gains ownership of over 35% of the outstanding shares of Finet, or if responsibilities of employee are materially modified without Employee's consent, provisions and obligations in Addendum A shall be applicable. The company shall continue to pay base salary compensation for the remaining term. All share grants and options or warrants shall fully vest upon the date of employment termination or acquisition of 35% of outstanding shares. Employee shall have up to 90 days from termination date to exercise such options or warrants.

      e. Upon termination of his employment, Employee agrees to deliver promptly to Employer all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all copies thereof, and any and all materials relating to Employer's Confidential Information that is in his possession or control. At the time of termination, Employee will have an exit interview with Employer wherein Employee will certify that Employee has returned to Employer all tangible Confidential Information disclosed to him, and disclose Inventions conceived or developed by him during the Term of Employment.

      f.    Sections 4, 7, 10, 11, 12, 13, 14, 15, and 16, hereof, shall survive termination of this Agreement.

11. ASSIGNMENT. The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, as Employer has specifically contracted for Employee's services, Employee may not assign or delegate his duties and responsibilities under this Agreement either in whole or part without the prior written consent of Employer.

12. SEVERABILITY OF PROVISIONS. In the event any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and
(d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

13. MEDIATION AND ARBITRATION. Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, CA. In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by binding arbitration before a single arbitrator in San Francisco, CA, in accordance with the rules then in effect from the American Arbitration Association. All parties to this Agreement shall be bound by the decisions in an any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. Attorney's fees and costs shall be allocated by agreement in mediation or by the arbitrator in arbitration.

14. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service, to the recipient at the address below indicated:

      To Employee:    Mark L. Korell
                      2727 Deer Meadow Drive
                      Danville, CA   94506

      To Employer:    President
                      Finet Holdings Corporation
                      3021 Citrus Circle, #150
                      Walnut Creek, CA 94598

      , or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or if mailed, five (5) days after deposit in a U.S. Postal facility.

15. ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS. This Agreement contains the sole, complete, final, exclusive and entire agreement between the parties pertaining to the employment of Employee by Employer and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations or discussions, whether oral or written.

16. CHOICE OF LAW. The rights and duties of the parties will be governed by the law of the State of California, excluding any choice-of-law rules that would require the application of laws of any other jurisdiction.

17. INSURANCE. Employee shall cooperate at no cost to him with Employer, should Employer wish to purchase key-man insurance on Employee's life.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

      EMPLOYER                     EMPLOYEE


By:   /s/ Daniel Rawitch                By:   /s/ Mark L. Korell
      ------------------                      ------------------
      Daniel Rawitch,                         Mark L. Korell
      Chief Executive Officer Finet


By:   /s/ S. Lewis Meyer
      ------------------
      S. Lewis Meyer,
      Co-Chairman

                                      ADDENDUM A

                                EMPLOYMENT TERM SHEET
                                    MARK L. KORELL

     This agreement between Mark Korell (Korell), and Finet Holdings Corporation (Finet) shall define prospective terms of employment.

     TERM - The term of this agreement shall be four years. Korell shall be provided an "Evergreen" clause in said agreement which will automatically renew agreement for an additional year at the end of each twelve month term. Agreement shall also provide a 3rd party guarantee of salary for the first eighteen months; guarantee shall be provided in a mutually acceptable form as contained in Addendum B attached.

     POSITION - Korell shall be named Finet's Chairman and Chief Executive Officer.

     COMPENSATION - for fiscal year 1999 of contract Korell shall receive a base salary of $350,000; for fiscal year 2000, which begins may 1, 1999 base shall increase to $375,000. Subsequent years Korell shall receive $25,000 per year increases.

     Korell shall also receive bonus income of 2% of Finet pre-tax GAAP profits. Said Bonus shall be calculated and paid on an annual basis.

     EQUITY INCENTIVES - Korell shall receive 500,000 shares of stock and 1,300,000 employee qualified incentive stock options, or warrants. Options shall be priced based on market price of stock at execution of this agreement. Both options and stock shall be vested equally over the first four years of agreement, the first grant upon execution. EI: Upon execution Korell receives 125,000 shares and 325,000 options or warrants. At the end of each twelve months for a total of forty-eight months Korell will receive 93,750 shares and 243,750 options or warrants. Such option price is $0.56 per share. Company agrees to pay all of Korell's income taxes incurred as a result of the grant of stock options, and/or warrants.

     Korell shall be further granted an anti-dilution provision to this agreement providing for continual ownership opportunity of Finet in the amount of 4.0%. Based on full vesting of stock, options or warrant awards, said provision shall remain in effect for the first four years of this agreement.

     BENEFITS - Korell shall receive standard benefits as provided to other Finet Holdings Senior Executives; including, medical, dental, life and four weeks of paid vacation. In addition to standard benefits Korell shall also be entitled to an auto allowance of up to $750.00 per month, and short and long term disability.

     INDUSTRY COMMITMENTS - Finet acknowledges Korell has a commitment to habitat for Humanity and in fact currently serves as an International Director. Said commitment occupies up to two weeks annually of Korell's time. Korell also serves as a Director of Headlands Mortgage and may continue at his sole discretion.

     ADDITIONAL CAPITAL - Finet acknowledges the importance of infusing additional capital into company and commits it's best efforts to cause further investment of up to Ten Million dollars. Finet will raise said money at the earliest possible date. Korell agrees to aid Finet in all reasonable ways to raise said capital; including, Road shows both in the United States and abroad. Overseas business travel shall be business class.

     BOARD MEMBERSHIP - Korell shall serve as a member and Chairman of the Board. With Board consent he shall also be entitled the appointment of one additional Board member.

     CHANGE OF CONTROL - This agreement shall provide for change of control provisions regarding acceleration of salary and vesting.

Agreed by:



/s/        Mark Korell             /s/ L. Daniel Rawitch
                                   ----------------------------------------
                                   Finet Holdings Corporation
                                   Chief Executive Officer

Dated:  October 10, 1998           Dated:  October 10, 1998

                                   /s/  S. Lewis Meyer
                                   ----------------------------------------
                                   Finet Holdings Corporation
                                   Co-Chairman of the Board

                                   Dated:  October 10, 1998

                              FINET HOLDINGS CORPORATION
                            3021 Citrus Circle, Suite 150
                                Walnut Creek, CA 94598

                                   February 3, 1999

Mr. Mark L. Korell
2727 Deer Meadow Drive
Danville, California 94956

Dear Mark:

     This will confirm the following amendments to your employment agreement with the Finet Holdings Corporation (the "Company") authorized by the Compensation Committee and agreed to by you today:

11.  YOU PRESENTLY HOLD A GRANT (THE "GRANT") OF 375,000 SHARES OF THE
COMPANY'S COMMON STOCK WHICH ARE SUBJECT TO VESTING OVER THE NEXT THREE YEARS. EFFECTIVE AS OF TODAY, IT IS AGREED THAT THE GRANT IS CANCELED AND YOUR RIGHT TO RECEIVE THE 375,000 SHARES SURRENDERED. IN CONSIDERATION THEREFOR YOU ARE ISSUED A NON-QUALIFIED STOCK OPTION TO PURCHASE 375,000 SHARES OF THE COMPANY'S COMMON STOCK (100% OF PRIOR STOCK GRANT) AT A GRANT PRICE OF $1.03) PER SHARE REPRESENTING THE FAIR MARKET VALUE OF A SHARE OF THE COMPANY'S COMMON STOCK ON THE DATE HEREOF. THE RIGHT TO EXERCISE THE OPTION WILL VEST AS FOLLOWS:

                 Date               Total Shares Vested
          -------------------    -------------------------
            October 13, 1999              93,750

            October 13, 2000             187,500

            October 13, 2001             281,250

            October 13, 2002             375,000

12. PURSUANT TO THE EMPLOYMENT AND COMPENSATION AGREEMENT DATED OCTOBER 13, 1998 BETWEEN YOU AND THE COMPANY, YOU ARE PROVIDED A "CONTINUAL OWNERSHIP OPPORTUNITY" IN THE COMPANY OF 4% (THE "ANTI-DILUTION CLAUSE"). AS A RESULT OF THE ISSUANCE AND SALE OF A SUBSTANTIAL NUMBER OF THE COMPANY'S SHARES OF COMMON STOCK SINCE THE COMMENCEMENT OF YOUR EMPLOYMENT, WE HAVE AGREED TO "TRUE UP" YOUR RIGHTS AS OF THE DATE HEREOF. IT IS AGREED THAT IN FULL SATISFACTION OF

YOUR RIGHTS TO DATE UNDER THE ANTIDILUTION CLAUSE, YOU WILL BE ISSUED A NON QUALIFIED STOCK OPTION TO PURCHASE 2,001,291 SHARES OF THE COMPANY'S COMMON STOCK AT A GRANT PRICE OF $1.03 PER SHARE. THE RIGHT TO EXERCISE THE OPTION WILL VEST AS FOLLOWS:

                  Date              Total Shares Vested
          -------------------    -------------------------
            February 3, 1999               400,258

            October 13, 1999               800,516

            October 13, 2000             1,200,774

            October 13, 2001             1,601,032

            October 13, 2002             2,001,291

13. THE FOREGOING AGREEMENTS WILL BE REFLECTED IN DEFINITIVE AGREEMENTS TO BE PREPARED BY THE COMPANY'S COUNSEL AND SUBJECT TO REVIEW AND APPROVAL BY YOU AND YOUR COUNSEL, THE EXPENSE OF WHICH WILL BE BORNE BY THE COMPANY.

     Please acknowledge your agreement to and acceptance of the foregoing by signing and return the enclosed copy of this letter.

                                   Finet Holdings Corporation

                                   By:   /s/  S. Lewis Meyer
                                           ---------------------------------
                                              S. Lewis Meyer
                                   Chairman of the Compensation
                                   Committee of the Board of Directors


Accepted and agreed to:


   /s/ Mark L. Korell
---------------------------
       Mark L. Korell



                                          2